U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                            ---------------------

                      FORM SB-2 REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                            ---------------------

                    ABACUS RESEARCH AND DEVELOPMENT, INC.
                ---------------------------------------------
               (Name of small business issuer in its charter)

Delaware                 7373                          85-0377572
(State or other     (Primary Standard                  (IRS Employer
jurisdiction        of Industrial Classification       Identification
incorporation       or Code Number)                    Number)
organization)

                   1650 University Blvd., NE  Suite 4-101
                           Albuquerque, NM  87102
                               (505) 766-9115
        (Address and telephone number of principal executive offices)
                            ---------------------

                   1650 University Blvd., NE  Suite 4-101
                           Albuquerque, NM  87102
     (Address of principal place of business or intended principal place of business)

                       Clifford T. Matthews, President
                    ABACUS RESEARCH AND DEVELOPMENT, INC.
                   1650 University Blvd., NE  Suite 4-101
                           Albuquerque, NM  87102
                               (505) 766-9115
          (Name, address and telephone number of agent for service)
                            --------------------

                        Copies of Communications to:

                            Stoecklein Law Group
                        402 West Broadway, Suite 400
                             San Diego, CA 92101
                               (619) 595-4882
                             Fax (619) 595-4883

        Approximate date of commencement of proposed sale to public:
  As soon as practicable after the registration statement becomes effective
                         --------------------------

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       Calculation of Registration Fee



                                                    Proposed
   Title of Each                     Proposed       Maximum
     Class of                        Offering      Aggregate     Amount of
 Securities to be   Amount to be    Price Per       Offering    Registration
    Registered       Registered     Share (1)      Price (1)        Fee
------------------  ------------  -------------  -------------  ------------
Common Stock,
$.001 par value       1,000,000       $5.00        $5,000,000      $1,250
------------------  ------------  -------------  -------------  ------------
       TOTAL          1,000,000       $5.00        $5,000,000      $1,250
==================  ============   ============   ============  ============

(1) The proposed maximum offering price is estimated solely for the purpose of determining the registration fee and calculated pursuant to Rule 457(c).

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this
Registration  Statement shall thereafter become effective in accordance  with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

             Subject to Completion, dated _______________, 2001

Initial Public Offering
     PROSPECTUS
                                    ARDI


                      1,000,000 Shares of Common Stock
                               $5.00 per share

The Offering

                         Per share                   Total
Public Price.              $5.00                   $5,000,000
Commissions.                 $0                        $0
Proceeds to ARDI.          $5.00                   $5,000,000

Minimum Purchase.        200 shares                  $1,000

We are offering to the public a minimum of 600,000 and a maximum of 1,000,000 shares of common stock on a "best efforts" basis through our officers and directors. If we do not sell at least the minimum of 600,000 shares within 180 days after commencement of this offering, the offering will terminate and all money paid for shares will be promptly returned to the purchasers, without interest and without deduction.

This is our initial public offering, and no public market currently exists for our shares. The offering price may not reflect the market price of our shares after the offering.
                          ________________________

An investment in our common stock involves a high degree of risk. You should purchase our common stock only if you can afford a complete loss of your purchase. See "Risk Factors" beginning on page 3 for a discussion of material risks that you should consider prior to purchasing any of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                          ________________________

The information contained in this prospectus is subject to completion or amendment. We have filed a registration statement with the Securities and Exchange Commission relating to the securities offered in this prospectus. We may not sell nor may we accept any offers to buy the securities prior to the time the registration statement becomes effective. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities. We shall not sell these securities in any state where such offer, solicitation or sale would be unlawful before we register or qualify the securities for sale in any such State.

           THE DATE OF THIS PROSPECTUS IS _________________, 2001.

                             Prospectus Summary

     You should read the following summary together with the entire prospectus, including the more detailed information in our consolidated financial statements and related notes appearing elsewhere in this prospectus. You should carefully consider the matters discussed in "Risk Factors."

Abacus Research and Development, Inc. ("ARDI")

     ARDI is an emulation and reverse-engineering company originally formed in 1986 and later incorporated in the State of Delaware in 1989. ARDI has completed the challenging feat of using strictly clean-room techniques to re-implement the 1,200 core Classic Macintosh Operating System and toolbox routines. This enables ARDI to sell software that allows Macintosh applications to run on machines that do not contain Apple's intellectual property.

     ARDI has written and deployed two Macintosh compatibility product lines. These product lines are Carbonless Copies and Executor. Carbonless Copies porting technology is used by Macintosh programmers to create new versions of their applications for non-Macintoshes. Executor is used by end-users to run their Macintosh software on PCs. Executor is currently sold for both Windows and Linux. Carbonless Copies is currently sold only for Windows but is presently being tested under Linux.

     Carbonless Copies and Executor share the same core technology. Since Carbonless Copies is sold to programmers and Executor is sold to end-users, each product line has separate documentation, packaging, marketing and compatibility requirements.

     ARDI's principal offices are located at 1650 University Blvd., NE Suite 4-101 Albuquerque, NM 87102 and its telephone number is (505) 766-9115. You can access our website at www.ardi.com. Information contained on our website is not a part of this prospectus.

                                The Offering

Securities Offered.          600,000 shares minimum
                             1,000,000 shares maximum of common stock

Price Per Share.             $5.00

Minimum Purchase.            200 shares or $1,000

Common Stock Outstanding
     before Offering.        2,393,770 shares of common stock

Common Stock Outstanding
     after Offering.         2,993,770 shares - minimum offering
                             3,393,770 shares - maximum offering

Estimated Net Proceeds.      $3,000,000 - minimum offering
                             $5,000,000 - maximum offering

Use of Proceeds.             The proceeds of the offering will be used for
                             our marketing and promotional program,
                             additional product development, and for general working capital.

                        SUMMARY FINANCIAL INFORMATION

     The following table sets forth summary financial data derived from our financial statements. The data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.

                                          For the Year       For the Year
                         For the Nine         Ended             Ended
                         Months Ended     September 30,     September 30,
Operating Statement      June 30, 2001        2000               1999
Data:                     (unaudited)       (audited)         (audited)
                         -------------  -----------------  ----------------
Income Statement Data:
Revenues:                     $128,848            $68,577          $109,400

Expenses:
                         -------------  -----------------  ----------------
    Total Expenses:            117,118            118,613            81,414

Other Income or
Expenses
Interest & Misc. Income          4,823              4,975             3,525
     Interest Expense          (9,239)           (22,382)          (20,581)
                         =============  =================  ================
Net Income (Loss) from
Operations                      $7,314          $(67,443)           $10,930
                         =============  =================  ================
Basic and diluted
earnings per share               $0.00            $(0.06)             $0.01
                         -------------  -----------------  ----------------

                                               At                At
                              At          September 30,     September 30,
Balance Sheet Data:      June30, 2001         2000              1999
                          (unaudited)       (audited)         (audited)
                         -------------  -----------------  ----------------
Total Assets.                 $109,926            $75,698           $75,325
Liabilities.                   194,684            312,230           244,413
Stockholders' Equity.        $(84,758)         $(236,532)        $(169,088)
                         =============  =================  ================

                                Risk Factors

     Investors in ARDI should be particularly aware of the inherent risks associated with our business plan. As of the date of this filing, our management is aware of the following material risks.

Our auditor's report reflects the fact that without realization of additional capital, it would be unlikely for us to continue as a going concern.

     As a result of our deficiency in working capital at September 30, 2000, our auditors have included a paragraph in their report regarding substantial doubt about our ability to continue as a going concern. Our plans in this regard are to seek additional funding through this offering and future equity private placements or debt facilities.

Our products may have defects, which could harm our reputation, decrease market acceptance of our products, cause us to lose customers and revenue, and result in liability to us.

     Our complex software products may contain defects or bugs. Often, these defects and bugs are not detected until after the products have been shipped. If any of our products contains defects, or has reliability, quality or compatibility problems, our reputation might be damaged significantly and customers might be reluctant to buy our products, which could harm our ability to retain or attract customers.

     In addition, these defects could interrupt or delay sales. We may have to invest significant capital and other resources to correct these problems. If any of these problems are not found until after we have commenced commercial production of a new product, we might incur substantial additional development costs. If we fail to provide solutions to the problems, such as upgrades or patches, we could also incur product recall, repair or replacement costs. These problems might also result in claims against us by our customers or others. In addition, these problems may divert our technical and other resources from other development efforts. Moreover, we would likely lose, or experience a delay in, market acceptance of the affected product or products, and we could lose credibility with our current and prospective customers.

Our products may infringe upon the intellectual property rights of others, which may require us to pay significant license fees, prevent us from selling our products, and/or may cause us to become subject to expensive litigation or incur damages.

     Our industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. We cannot be sure that our products do not and will not infringe upon issued patents or other intellectual property rights of others. Historically, patent applications in the United States have not been publicly disclosed until the patent is issued, and we may not be aware of filed patent applications that relate to our products or technology. If patents later issue on these applications, we may be liable for infringement. In addition, leading companies in the software industry have extensive portfolios with respect to software technology. From time to time, third parties, including these leading companies, may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies and related methods that are important to us. We expect that we may become subject to infringement claims as the number of products and competitors in our target markets grows and the functionality of products overlaps. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. We may also be subject to claims from customers for indemnification. Any resulting litigation could result in substantial costs and diversion of resources.

     If it were determined that our products infringe upon the intellectual property rights of others, we would need to obtain licenses from these parties or substantially re-engineer our products in order to avoid infringement. We might not be able to obtain the necessary licenses on acceptable terms or at all, or to re-engineer our products successfully. Moreover, if we are sued for infringement and lose the suit, we could be required to pay substantial damages or enjoined from licensing or using the infringing products or technology. Any of the foregoing could cause us to incur significant costs and prevent us from selling our products.

Apple Computer, Inc. may try to stop us from continuing our business.

     If we are seen as a threat to Apple they could sue us to attempt to stop us from producing any more of our products. We have produced our software independent of all Apple source code, relying merely on published documentation accessible to all third-party software developers. Neither Clifford Matthews, our President and Founder, nor any of ARDI's employees, contractors or contributors have ever been employed by Apple. To document its independent development effort, ARDI maintains hundreds of pages of hand-written notes, describing early design issues. More significantly, ARDI can fully document the evolution of its software, dating back to 1986, and has written its software in a language different from that used by Apple. However, should Apple choose to sue us it could have a severe adverse effect on our business and plan of operation.

Our failure to protect our proprietary rights, or the costs of protecting these rights, may harm our ability to compete.

     We believe that our success will depend in part upon our proprietary technology. We rely on a combination of copyrights, trademarks, trade secret laws and contractual obligations with employees and third parties to protect our proprietary rights. These legal protections provide only limited protection and may be time consuming and expensive to obtain and enforce. Our failure to adequately protect our proprietary rights could result in competitors offering similar products and impair our ability to compete. Moreover, despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products and obtain and use information that we regard as proprietary. Also, our competitors may independently develop similar, but not infringing, technology, duplicate our products, or design around our intellectual property. In addition, other parties may breach confidentiality agreements or other protective contracts with us, and we may not be able to enforce our rights in the event of these breaches. Furthermore, we expect that we will increase our international operations in the future, and the laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States.

There is no current public market for our common stock.

     As of the date of this prospectus, there is no public market for our common stock. Although we plan to apply for listing our common stock on NASDAQ, there can be no assurance that our attempts to do so will be successful. Furthermore, if we do become listed with respect to our common stock on NASDAQ or elsewhere, there can be no assurance that a market will develop for the common stock or that a market in the common stock will be maintained. As a result, investors may be unable to liquidate their investment for any reason.

Our operating results are difficult to predict in advance and may fluctuate significantly. If our common stock becomes publicly traded, a failure to meet the expectations of analysts or our stockholders would likely result in a substantial decline in our stock price.

     There is little historical financial information that is useful in evaluating our business, prospects and future operating results. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. We expect our future operating results to fluctuate significantly from quarter to quarter. If our operating results fail to meet or exceed the expectations of analysts or investors, our stock price would likely decline substantially. Factors that are likely to cause our results to fluctuate include the following:

     * the gain or loss of significant customers or significant changes in purchasing volume;
     * the amount and timing of our operating expenses and capital expenditures;
     * changes in the volume of our product sales and pricing concessions on volume sales;
     *    the timing, rescheduling or cancellation of customer orders;
     *    the varying length of our sales cycles;
     * the availability and pricing of competing products and technologies and the resulting effect on sales and pricing of our products;
     * our ability to specify, develop, complete, introduce and market new products and technologies and bring them to volume production in a timely manner;
     * the rate of adoption and acceptance of new industry standards in our target markets;
     * the effectiveness of our product cost reduction efforts and those of our suppliers;
     *    changes in the mix of products we sell; and
     *    changes in the average selling prices of our products.

We are highly dependent on Clifford T. Matthews, our CEO and founder. The loss of Mr. Matthews, whose knowledge, leadership and technical expertise upon which we rely, would harm our ability to execute our business plan.

     Our success depends heavily upon the continued contributions of Clifford
T. Matthews, our CEO and founder, whose knowledge, leadership and technical expertise would be difficult to replace. Mr. Matthews is employed at-will. We have no employment contract and maintain no key person insurance on Mr. Matthews. If we were to lose his services, our ability to execute our business plan would be harmed.

If we are unable to recruit, hire, train and retain additional sales, marketing, operations, engineering and finance personnel, our growth will be impaired.


     To grow our business successfully and maintain a high level of quality, we will need to recruit, retain and motivate additional highly-skilled sales, marketing, engineering and finance personnel. If we are not able to hire, train and retain a sufficient number of qualified employees, our growth will be impaired. In particular, we will need to expand our sales and marketing organizations in order to increase market awareness of our products and to increase revenue.

     In addition, as a company focused on the development of complex products, we will need to hire additional engineering staff of various experience levels in order to meet our product roadmap. The market for skilled employees is extremely limited. We may have even greater difficulty recruiting potential employees after this offering if prospective employees perceive the equity component of our compensation package to be less valuable after this offering than before this offering.

We are subject to various risks associated with technological change and if we do not adapt our products to the changes our business will be adversely affected.

     The computer software market involves numerous characteristics that expose our existing and future technologies, service practices and methodologies to the risk of obsolescence. These characteristics included the following:

     *    rapid changes in technology;
     *    rapid changes in user and customer requirements;
     *    frequent  new  service  or  product  introductions  embodying   new
          technologies; and
     *    the emergence of new industry standards and practices.

     Our performance will partially depend on our ability to license leading technologies, enhance our existing services, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of software entails significant technical and business risks. We cannot predict if we will use new technologies effectively or adapt our products to consumer, vendor, advertising or emerging industry standards. If we were unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, our business, results of operations and financial condition could be materially adversely affected.

If we need additional financing, we may not be able to raise further financing or it may only be available on terms unfavorable to us or our stockholders.

     We believe that our available cash resources, combined with the net proceeds from this offering, will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least twelve months after the date of this prospectus. We might need to raise additional funds, however, to respond to business contingencies, which could include the need to:

     *    fund more rapid expansion;
     *    fund additional marketing expenditures;
     *    develop new products or enhance existing products;
     *    enhance our operating infrastructure;
     *    hire additional personnel;
     *    respond to competitive pressures; or
     *    acquire complementary businesses or technologies.

     If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced, and these newly issued securities might have rights, preferences or privileges senior to those of existing stockholders, including those acquiring shares in this offering. Additional financing might not be available on terms favorable to us, or at all. If adequate funds were not available or were not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products or otherwise respond to competitive pressures would be significantly limited.

Since this is a direct public offering with no underwriter, we may not be able to sell any shares.

     We have not retained an underwriter to sell any of our shares. We are conducting this offering as a direct public offering, which means there is no guarantee as to how much money we will be able to raise or if we will successfully sell any of the shares in this offering or if we do sell shares that we will successfully meet our 600,000 share minimum. Our officers and directors, will be selling the shares and have no prior experience in selling securities. If they fail to sell at least the minimum number of shares offered in this prospectus, our ability to implement our business plan will be materially effected.

About this Prospectus

     You should only rely on the information contained in this prospectus.
We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

Available Information

     We are not subject to the informational requirements of the Securities Exchange Act of 1934. Once our securities are registered under the Securities Exchange Act of 1934, we will file reports and other information with the Securities and Exchange Commission. We intend to register our securities under Section 12(g) of the Exchange Act. Once our registration statement becomes effective we shall file supplementary and periodic information, documents and reports that are required under section 13 of the Securities Act of 1933. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the commission at:

          Public Reference Facilities at:      Pacific Regional Office at:

          450 Fifth Street, Room 1024          5670 Wilshire Boulevard
          N.W. Judiciary Plaza                 11th Floor
          Washington, D.C. 20549               Los Angeles, California 90036


          Chicago Regional Office at:          New York Regional Office at:

          Northwestern Atrium Center           Seven World Trade Center
          500 West Madison Street              13th Floor
          Suite 1400                           New York, New York 10048
          Chicago, Illinois 60661

     In addition, all of our reports can be reviewed through the SEC's Electronic Data Gathering Analysis and Retrieval System which is publicly available through the SEC's website (www.sec.gov).

     We intend to furnish to our stockholders annual reports containing financial statements audited by our independent certified public accountants and quarterly reports containing unaudited interim financial statements for the first three-quarters of each fiscal year.

     We have filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the securities offered in this prospectus. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, reference is made to such registration statement, exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules, may be inspected without charge at the SEC's public reference facilities at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at the SEC regional offices and copies of all or any part thereof may be obtained at prescribed rates from the public reference section of the SEC. Such reports and other information can be reviewed through EDGAR.

              SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Description of Business", and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimated", "predicts", "potential", or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results.

                               USE OF PROCEEDS

     The amounts and timing of expenditures described in the table for each purpose may vary significantly depending on numerous factors, including, without limitation, the progress of our marketing, distribution and further development of our products and services, competing technological and market developments, changes in our existing research relationships, our ability to establish collaborative arrangements, the initiation of commercialization activities and the availability of other financing. We anticipate, based on currently proposed plans and assumptions relating to our operations, that our available cash and short-term investments, the maximum proceeds of this offering and cash flow from operations, if any, will be adequate to satisfy our capital needs for at least 12 months following consummation of this offering.

      The proceeds from the sale of the shares of common stock offered hereby are estimated to be approximately $3,000,000 upon meeting the minimum offering and approximately $5,000,000 upon meeting the maximum offering. We intend to utilize the estimated net proceeds during the 12-month period following this offering for the following purposes:

                                            Minimum Amount   Maximum Amount
                                           ----------------  --------------
          Total                               $3,000,000       $5,000,000
          Proceeds

          Less: Offering Expenses
           Legal                                $25,000          $25,000
           Accounting                           $5,000           $5,000
            Copying, Printing &                 $15,000          $15,000
          Advertising
            SEC Filing Fee                      $1,250           $1,250
            Other expenses                      $3,750           $3,750
                                           ----------------  --------------

          Net Proceeds from Offering          $2,950,000       $4,950,000
                                           ================  ==============
          Use of Net Proceeds

            Research and Development          $1,000,000       $1,400,000
            Sales & Marketing                  $650,000         $750,000
            Executive                          $300,000         $300,000
            Technical Support & Internal       $200,000         $200,000
          Engineering
            General & Administrative           $150,000         $150,000

            Working Capital                    $650,000        $2,150,000
                                           ----------------  ---------------

          Total Use of Proceeds               $3,000,000       $5,000,000

     We intend to apply the balance of the proceeds of the offering to working capital. Our management will have broad discretion with respect to the use of proceeds retained as working capital. Such proceeds may be used to defray overhead expenses, purchase capital equipment, fund expansion and negative cash flow positions and for future opportunities and contingencies that may arise.

                       DETERMINATION OF OFFERING PRICE

     We have arbitrarily determined the initial public offering price of the shares. We considered several factors in such determination. Including the following:

     * prevailing market conditions, including the history and prospects for the industry in which we compete;
     *    our future prospects; and
     *    our capital structure.

     Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

                                  DILUTION

     The difference between our initial public offering price per share of common stock and the pro forma net tangible book value per share of common stock after this offering constitutes the dilution to investors in this offering. Our net tangible book value per share is determined by dividing our net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of common stock.

     At June 30, 2001 our common stock had a pro forma net tangible book value of approximately $(84,758) or $(0.04) per share. After giving effect to the receipt of the net proceeds from the maximum offering offered in this prospectus at an assumed initial offering price of $5.00 per share, our pro forma net tangible book value at June 30, 2001, would have been $4,865,242 or $1.43 per share, representing an immediate increase in net tangible book value of $1.47 per share to our present stockholders, and immediate dilution
of $3.57 per share to investors, or 71.33%.   The following table illustrates
dilution to investors on a per share basis:

       Offering price per share...                                    $5.00
       Net tangible book value per share before offering            $(0.04)
       Increase per share attributable to investors                   $1.47
       Pro forma net tangible book value per share after offering     $1.43

       Dilution per share to investors                                $3.57

     The following table summarizes, as of June 30, 2001 the difference between the number of shares of common stock purchased from us, the total cash consideration paid and the average price per share paid by existing stockholders of common stock and by the new investors purchasing shares in this offering. The table assumes the sale of the 1,000,000 shares maximum offered in this prospectus at an assumed initial public offering price of $5.00 per share and before any deduction of estimated offering expenses.

                                                Total Cash
                          Shares Purchased      Consideration        Average
                                                                     Price
                                                                    Per Share

                         Amount     Percent    Amount      Percent
Original Stockholders    2,393,770  71%        $250,960    4.78%      $0.10
Public Stockholders      1,000,000  29%        $5,000,000  95.22%     $5.00
                         ---------  ----       ----------  -------
Total                    3,393,770  100%       $5,250,960  100%


               PLAN OF DISTRIBUTION AND TERMS OF THE OFFERING

     This is a "direct public" offering. We will not receive any proceeds of the offering unless we sell shares equal to the minimum offering amount. If the minimum offering is not sold, subscribers will lose the use of their funds for the offering period of up to 180 days; the funds invested by them will be promptly returned to the subscribers at the end of the offering without interest and without deduction.

     We are offering a minimum six hundred thousand (600,000) shares and a maximum of one million (1,000,000) shares, at five dollars ($5.00) per share. We can give no assurance that the minimum number of shares will be sold. If subscriptions are received for fewer than 600,000 shares, no shares will be sold.

     Funds received prior to reaching the 600,000 share minimum will be held in a non-interest bearing impound account and will not be used until the minimum offering is achieved. If we do not sell at least the minimum of 600,000 shares within 180 days after commencement of this offering, the offering will terminate and all money paid for shares will be promptly returned to the purchasers, without interest and without deduction.

     Our officers and directors will have sole authority over the funds raised, including the funds prior to the achievement of the minimum offering. If we were to be unsuccessful in achieving the minimum offering, funds will be redistributed to all investors who have purchased the shares offered in this prospectus. Upon achieving the minimum offering and the acceptance of a subscription for shares, our transfer agent will issue the shares to the purchasers. We may continue to offer shares for a period of 180 days after commencement of this offering or until we have sold all of the securities offered in this prospectus. During the offering period or any extension, no subscriber will be entitled to any refund of any subscription.

     We will sell the shares on a "best efforts basis" through our officers and directors who will not receive any compensation in connection with the sale of shares, although we will reimburse them for expenses incurred in connection with the offer and sale of the shares. They will be relying on Rule 3a4-1 of the Exchange Act as a "safe harbor" from registration as a broker-dealer in connection with the offer and sale of the shares. In order to rely on such "safe harbor" provisions provided by Rule 3a4-1, they must be in compliance with all of the following:

     *    they must not be subject to a statutory disqualification;
     * they must not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;
     *    they must not be an associated person of a broker-dealer;
     * they must restrict participation to transactions involving offers and sale of the shares;
     * they must perform substantial duties for the issuer after the close of the offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months; and
     * they must restrict participation to written communications or responses to inquiries of potential purchasers.

     Our officers and directors intend to comply with the guidelines enumerated in Rule 3a4-1. None of our officers or directors has current plans to purchase shares in the offering.

     You may purchase shares by completing and manually executing a subscription agreement and delivering it with your payment in full for all shares which you wish to purchase to our offices. Your subscription shall not become effective until accepted by us and approved by our counsel.

                                 LITIGATION

     We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

                                 MANAGEMENT

     The members of our board of directors serve until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the board of directors. Information as to the directors and executive officers are as follows:

     Name                   Age   Title

     Clifford T. Matthews    38   President, CEO, Secretary, Director
     Irvin Metelitis         65   Treasurer
     Michael Angst           34   Director
     Leonard Hall            53   Director

Duties, Responsibilities and Experience

Clifford T. Matthews, president, CEO, secretary and a director of ARDI, received his M.S.C.S from the University of New Mexico in 1985. His emphasis was on operating systems and programming languages. Matthews began programming when he was 13 years old and was programming professionally at 16.

Matthews began working on Macintosh emulation in July of 1986 founding ARDI. Matthews wrote the core library routines that are at the heart of Executor and Carbonless Copies. Matthews created the first version of Executor on a

Sun3 computer and did the first port of Executor, from the Sun3 to a NeXT running NEXTSTEP.

During the first few years of Macintosh emulation work, Matthews continued to occasionally work as a consultant. At CompuGraphics, Matthews developed software that solved specific graphics problems by using pipelined digital processors. Matthews designed and prototyped an electronic communication system for Salomon Brothers, when they switched to UNIX systems in 1989.

Irvin Metelitis, treasurer of ARDI, is a Certified Public Accountant specializing in advising clients in financial matters, tax planning, estate planning and tax preparation.

Michael Angst, a director of ARDI, has been employed as the COO of National Healthcare Resources, Inc. since 1996. Mr. Angst also has numerous years experience in the financial and technology industries. Mr. Angst received his B.S. in Engineering from the University of Pennsylvania in 1988.

Leonard Hall, Ph.D, a director of ARDI, brings more than 30 years of successful administration of education programs in the public sector and was a founder and senior vice president of a start-up software company. That company, Skillsbank Corporation, was started in 1986 through a limited private stock placement and was subsequently acquired by the Learning Company in 1997.

                           PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of the date of this prospectus, and as adjusted giving effect to the sale of 600,000 shares minimum and 1,000,000 shares maximum of common stock in this offering, relating to the beneficial ownership of our common stock by those persons known to us to beneficially own more than 5% of our capital stock, by each of our directors, proposed directors and executive officers, and by all of our directors, proposed directors and executive officers as a group. The address of each person is care of ARDI.

                                                       Percent    Percent
       Name of Beneficial                 Percent       After      After
             Owner            Number      Before      Offering    Offering
                             Of Shares   Offering     (Minimum)  (Maximum)
     Clifford  T.  Matthews  1,553,000      65%          52%        46%
     (1)
     Irvin Metelitis          16,400        1%           1%          1%
     Michael Angst (2)        25,000        1%           1%          1%
     Leonard Hall (3)         25,000        1%           1%          1%
     Mathew Hostetter         336,070       14%          11%        10%
     All Directors,
     Officers and
     Principle               1,955,470      82%          66%        59%
     Stockholders as a
     Group

     "Beneficial ownership" means the sole or shared power to vote or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days from the date of this prospectus.

          (1) On March 23, 2001, Mr. Matthews was granted 50,000 options to purchase common shares at a price of $1.25 per share. 25,000 of the options vest immediately with the remaining 25,000 vesting on October 1, 2001, assuming Mr. Matthews remains an officer and director through this date.

          (2) On March 23, 2001, Mr. Angst was granted 50,000 options to purchase common shares at a price of $1.25 per share. 25,000 of the options vest immediately with the remaining 25,000 vesting on October 1, 2001, assuming Mr. Angst remains a director through this date.

          (3)  On  March  23,  2001, Mr. Hall was granted 50,000  options  to
          purchase common shares at a price of $1.25 per share.   25,000
          of the options vest immediately with the remaining 25,000 vesting on October 1, 2001, assuming Mr. Hall remains a director through this date.

                          DESCRIPTION OF SECURITIES

Common Stock

     Our certificate of incorporation authorizes the issuance of 6,000,000 shares of common stock, $0.001 par value per share, of which 2,393,770 shares were outstanding as of the date of this prospectus. Upon sale of the 600,000 shares minimum and 1,000,000 share maximum, we will have outstanding 2,993,770 or 3,393,770 shares of common stock, respectively. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the board of directors in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of ARDI, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

                                LEGAL MATTERS

     The legality of the shares offered hereby will be passed upon for us by Stoecklein Law Group, 402 West Broadway, Suite 400, San Diego, California 92101.

                                   EXPERTS

     The financial statements of ARDI as of September 30, 1999 and September 30, 2000 are included in this prospectus and have been audited by Weaver & Martin, LLP, an independent auditor, as set forth in their report appearing elsewhere in this prospectus and are included in reliance upon such reports given upon the authority of such individual as an expert in accounting and auditing.

                          DISCLOSURE OF COMMISSION
         POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     No director of ARDI will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any director since provisions have been made in the certificate of incorporation limiting liability. The foregoing provisions shall not eliminate or limit the liability of a director for:

     * any breach of the director's duty of loyalty to us or our stockholders
     * acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law

     *    or under applicable Sections of the Delaware Revised Statutes or,
     * for any transaction from which the director derived an improper personal benefit.

     The Bylaws provide for indemnification of our directors, officers, and employees in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the board of directors approves settlement and reimbursement as being for our best interests.

     Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting ARDI. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder's rights, including rights under federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders who have suffered losses in connection with the purchase or sale of their interest in ARDI in connection with a sale or purchase, including the misapplication by any officer or director of the proceeds from the sale of these securities, may be able to recover losses from us.

We undertake the following:

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Act and is unenforceable.

                                OUR BUSINESS

Overview

     ARDI develops and markets computer software that allows other computer software to be used on computer systems that weren't originally designed for such use. One example is Executor, ARDI's product that allows Macintosh programs to run on PCs. Executor can be used by anyone who runs Windows or Linux on their PC, and Executor does not require Apple Computer's intellectual property.

     ARDI's mission is to be a leader in this type of software development, known as reverse engineering and emulation technology. ARDI's initial compatibility products and services will emulate the Macintosh computer and certain Motorola and IBM Central Processing Units.

Development to Date

     ARDI has created two Macintosh compatibility product lines. These product lines are Carbonless Copies and Executor. Carbonless Copies porting technology is used by Macintosh programmers to create new versions of their applications for non-Macintoshes. Executor is used by PC owners to run Macintosh software on their PCs. Executor is currently sold for both Windows and Linux. Carbonless Copies is currently sold only for Windows but is presently being tested under Linux.



Products and Services

General Technical Background

     One thing has prevented the Macintosh from being cloned: the Classic Macintosh System Software that Macintosh programs rely on when they run. Without the Classic Macintosh System Software, no computer of any type can run Macintosh programs.

     The Classic Macintosh System Software consists of three different portions of software, the Macintosh Operating System, the Macintosh Toolbox and Additional System Software. ARDI has re-implemented all the important parts of the Classic Macintosh Operating System, most of the Macintosh Toolbox and enough of the Additional System Software to enable Macintosh programs to run on PCs without the use of any software from Apple. ARDI has registered the trademark ROMlib to refer to this re-implementation.

     The Macintosh System Software is to a Macintosh what the PC BIOS and Windows are to a PC. The Macintosh System Software routines are more numerous and more complex than the BIOS in PCs. Several companies (e.g. Compaq, Phoenix) have duplicated the functionality of PC BIOS. ARDI has duplicated the heart of the Macintosh System Software, a highly complex undertaking. It is the availability of re-implemented PC BIOS and Microsoft's licensing of Windows that allows PC programs to run on PCs that were not made by IBM. ARDI's technology allows Macintosh programs to run on PCs not made by Apple.

     Executor and Carbonless Copies

     Executor is ARDI's program that creates a virtual Macintosh and thereby allows Macintosh programs to be run on any platform supported by Executor. Executor is sold as two different products. Executor for Windows includes both Executor/DOS and Executor/Win32. Executor for Linux includes versions of Executor for all popular Linux distributions. Executor's target audience is anyone who has a need or desire to run Macintosh programs on their PCs.

     Carbonless Copies allows Macintosh developers to support and sell their Macintosh applications on non-Macintosh systems. When a Macintosh program is combined with Carbonless Copies, a new program that can be shipped to Windows and Linux users is created.

     As ARDI improves its core technology, both Executor and Carbonless Copies benefit.

Development Methodologies

     To date no ARDI employee, contractor or contributor has disassembled any of Apple's system software. This allows ARDI to demonstrate that all code that was written was done by people who have never seen any of Apple's system software code in any form. Hence, all ARDI's work is original. This methodology, known as "strictly clean-room," has served ARDI well, but doesn't enable Apple's Additional System Software to work with ROMlib.

     If we are successful in achieving the minimum offering of 600,000 shares, we will be able to explore more powerful ways to legally reverse engineer Macintosh related products that have been extremely cost prohibitive in the past.

Incompatibilities

     ARDI's core technology is adequate to run many Macintosh programs, but Macintosh programs that have been developed more recently are less likely to run than Macintosh programs that were developed years ago. ARDI will use a portion of the proceeds of this offering to eliminate the major sources of incompatibility.

Industry Analysis

Apple

     According to their 10-K filed on December 14, 2000, Apple's net sales were $7.9b (seven point nine billion dollars) for their fiscal year ending September 30, 2000. During that twelve-month period they sold 4.5m (four and a half million) CPU units. Although this is a 30% increase in net sales and 32% increase in CPU sales over the previous quarter Apple expects declining sales in fiscal year 2001.

     Each purchaser of a Macintosh is a potential Executor customer. Some people purchase ARDI's products as part of a move onto the Macintosh platform; others purchase ARDI's products as an adjunct to or to move off the Macintosh platform. As Macintoshes age, Macintosh owners who want to buy a new machine and continue to use their existing software can buy a new machine from Apple or buy a non-Apple machine and use ARDI's emulation technology.

Macintosh Software

     Apple's website lists over 17,000 Macintosh applications. Many of these are available for Windows. Relatively few of these Macintosh applications are available for Linux. Even when an application is available for both platforms, there may be an additional charge when a Macintosh user wants to get the Windows version of his software.

Connectix

     Another emulation and reverse-engineering company is Connectix. Connectix makes Virtual PC, an emulator that works by emulating the hardware of a PC. Connectix licenses Windows from Microsoft. As such, Virtual PC is a less difficult engineering feat than ARDI's Executor. Because ARDI's Executor uses ROMlib and because ROMlib is implemented natively, ARDI's Executor product is faster than Connectix's Virtual PC product. Because Microsoft licenses Windows to anyone, Connectix faces competition from a myriad of PC clone makers. Connectix sold approximately 500,000 copies of Virtual PC in the first two and a half years of its release.

     In addition to Virtual PC, Connectix makes and sells the Macintosh applications RAM Doubler, of which they've sold more than 1,000,000 copies. Connectix also makes Speed Doubler, of which they've sold more than 500,000 copies. Although ARDI has no concrete plans to develop and sell helper utilities in the immediate future, such utilities are a natural product for an emulation and reverse-engineering company to develop.

Target Market

Executor

     Executor will be marketed for purchase primarily by people who desire to use Macintosh applications on PCs running Windows or Linux.

     Macintosh users are potential Executor customers because they may want to use their software on non-Macintoshes. This is due to Macintoshes being significantly outnumbered by non-Macintoshes.

     People who use a Macintosh at work or school may have a PC at home or vice-versa. When it is time to replace a machine, owners of Macintoshes may consider buying a PC as a replacement and would like to continue using their software. When acquiring a second machine for a household, Macintosh users may consider using a PC as their second machine, especially in a family household where other household members are likely to use PCs outside the household.

     Some Linux users who aren't Macintosh users may buy Executor to get access to high quality shrink-wrapped applications that will run efficiently on their machines. Potential examples are Quark XPress, Adobe Photoshop or Quicken. As Linux gains momentum these example applications may be ported directly to Linux, but there are still 17,000 other Macintosh applications.

     Network administrators, graphic arts shops and educational institutions may purchase Executor for environments where Macintosh, Linux and Microsoft machines are used.

     Apple is selling over four million Macintoshes a year. Some percentage of Macintosh buyers may purchase Executor for their own use on foreign machines or for family or co-workers' machines. Some of those buyers are people replacing their old Macs with new Macs. Many will consider buying a PC and Executor instead. Executor will enable their PC to run their existing Macintosh software.

Carbonless Copies

     Carbonless Copies is licensed to developers for either $2,500 for a license which allows up to 100 copies of the new program to be sold, or $5,000 for a license which allows up to 1,000 copies of the new program to be sold. ARDI negotiates royalties individually with developers who want to sell more than 1,000 copies of their products.

     Carbonless Copies is sold "AS IS" and includes no free technical support. Developers are paying to bundle ARDI's existing technology with their products. Carbonless Copies clients who require additions to ARDI's core technology will pay for the additions.

Competition

Introduction

     Our biggest direct competitor could be Apple, or a competitor who is currently unknown to ARDI with similar software that allows Macintosh applications to run on PCs without using Apple's intellectual property. Indirect competition includes physical Macs running Macintosh applications, Apple-Intellectual Property requiring emulators, cross-platform software and non-Macintosh software.

Apple

     Apple is unlikely to release an inexpensive emulator because it would compete with Apple's hardware. Apple is unlikely to release an expensive emulator without purchasing ARDI because ARDI would be able to under-cut Apple's price.

     Similarly, Apple is unlikely to license their software to the emulator makers whose products require Apple's Intellectual Property.

     New and used Macintoshes compete with Macintosh emulators to the extent that there will be some people who will buy one instead of the other. But software and hardware aren't comparable.

     Apple selling more Macintoshes is good for ARDI, because increased Mac sales will result in more Macintosh software being developed and being sold. Increased Macintosh software sales increase the demand for a Macintosh emulator.

     Some people will buy a used Macintosh instead of a Macintosh emulator, but the supply of used Macintoshes is limited. Most people find buying a used Macintosh inconvenient.

Non-Macintosh Applications

     Beyond Apple, people not running Macintosh applications is the next threat.

     Although the Macintosh is the second largest shrink-wrapped software market, the PC shrink-wrapped market dominates the Macintosh shrink-wrapped software market. Few applications are Macintosh only. As such, people who own Macintosh software who are going to be using a non-Macintosh will have a choice. They can use their existing software under Executor or they can find a substitute in the PC domain, especially if the PC is running Windows instead of Linux.

     The PC being more popular than a Macintosh by a factor of ten is not exclusively bad. Every Macintosh owner has a friend, neighbor, co-worker, teacher, employer, student or some other person that he interacts with that has a PC. As long as ARDI's compatibility and connectivity products are relatively inexpensive and easy to use, they will be bought by people who need to work in both worlds. An emulator and one's Macintosh software burned on a CD-R and carried to a PC is significantly less cumbersome than carrying an entire Macintosh.

Apple Intellectual Property (IP) Requiring Emulators

     There are currently several Macintosh Emulators that require Intellectual Property from Apple. None of these are available through major distribution, in part due to the fact that these Macintosh Emulators can't be used right out of the box by people who don't own Macintoshes. These Macintosh emulators are not marketed towards Macintosh owners, per-se. These Macintosh-requiring Macintosh emulators are marketed toward the hobbyist who has the time and interest to go out and buy an old Macintosh to be used in the emulator.

     The current Apple IP requiring emulators are limited to running 680x0 applications, just like ARDI's Executor currently is. At least two companies have announced plans for PowerPC emulation.

     To ARDI's knowledge, none of the other companies has much financial backing. It is possible that once ARDI's software is on store shelves that one of these other companies will receive some investment capital, but all their work has been done in a "dirty room" fashion. If these other companies try to aggressively market their software they are apt to run into legal difficulties.

     In addition to the Apple IP requiring emulators that are sold as a product, two Apple IP requiring emulators are given away. These two are released under the General Public License (GPL). The GPL is used for much open source software. GPL'd software can be sold by anyone. That is why there are so many different Linux distributions. Any company can put together its own version of Linux. However, Linux is useful by itself, the Apple IP requiring Macintosh emulators are only useful to people who already own Macintoshes.

     At this point nobody is making these GPL'd emulators easy to use. There are legal issues that make this daunting, but these are some of the same legal issues that ARDI will address as it sets up its clean-room/dirty-room process. ARDI is poised to be the first company to aggressively distribute and market the GPL'd Apple IP requiring emulators. Additionally it makes sense to hire the principals as part of ARDI's dirty room. The ability to distribute GPL'd Apple IP requiring emulators will make ARDI less vulnerable to the commercial Apple IP requiring emulators.

Marketing and Sales Strategy

Sales and Marketing Overview

     Executor is meant for end-users. Compared to Executor 2, Executor 3 will require additional documentation, packaging, placement and ads to attract the general public. ARDI will sell Executor 3 through major distribution.

     Carbonless Copies is essentially a licensing program for ARDI's existing technology. Macintosh developers may license Carbonless Copies so that they can ship their applications on non-Macintosh platforms. Because Carbonless Copies is used exclusively by developers, significantly less packaging, placement and advertising is needed to sell Carbonless Copies. Carbonless Copies documentation will be derived from ARDI's internal documentation (i.e. written by programmers for programmers).

Employees

     ARDI currently has two full-time employees, Clifford Matthews and Deirdre Smith. Smith handles all administrative functions including taking phone calls, first tier tech. support and order fulfillment. Matthews handles everything else including product development, documentation and debugging. Previous programmers for ARDI include Mathew Hostetter, now one of the founders of Curl; Sam Lantinga, lead programmer of Loki Entertainment software and Cotton Seed. The successful closing of this offering will allow ARDI to hire a CEO, CFO, sales staff and additional software developers.
Once a suitable CEO has been hired, Matthews will become CTO.

     None of ARDI's employees is represented by a labor union or subject to a collective bargaining agreement.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial statements section included elsewhere in this prospectus.

Overview

     Historically, we have developed software and proprietary products that have solved immense technical problems, but due to our lack of capital and marketing talent we have been unable to effectively sell our products properly. We are currently selling two products solely through our website, Executor and Carbonless Copies. Aside from our website we are not marketing either product. With investment, we intend to hire a marketing director and enter into distribution agreements with third parties with national domestic distribution networks.

     To implement our business plan with our strategic direction - that is, the marketing and distribution of Executor and Carbonless Copies and the development and introduction of new products - we will require substantial additional capital to achieve our goals. Partnerships are highly desirable for accelerating market penetration and for establishing market dominance. Creators of new computer architectures and new operating systems are likely to benefit from our expertise in reverse engineering and emulation and as we make a name for ourselves with our existing Macintosh OS emulation and our CPU emulation, we will seek out partnerships with companies with new technology.

     Due to a lack of capital and a subsequent over reliance on Clifford Matthews, our majority stockholder and president, to research, develop, sell, plan and manage, ARDI has been unable to pursue a meaningful number of Carbonless Copies clients. A substantial part of our business over the last two years has come from Teacher Technology Systems, accounting for approximately 36% of our revenues in 2000 and approximately 30% in 1999.

     Revenues generated by ARDI in recent years via sales of Executor 2.1 and Carbonless Copies have been enough to fund the solution of major obstacles to much greater Macintosh compatibility, but have not been sufficient to fund a separate clean-room/dirty-room team, nor to employ engineers necessary to implement these solutions, or to market an increased compatibility product. As such, although ARDI's recent revenues display an ability to develop on an extremely limited budget, they do not reflect or predict ARDI's post-investment revenue potential.

MATERIAL CHANGES IN RESULTS OF OPERATIONS

Royalty Buyout Agreement

     On October 11, 2000 we entered into an agreement with Teacher Technology Systems, a long-term licensee of our Executor product, whereby Teacher Technology Systems paid a lump sum payment of $70,000 as a buyout of all royalties that it would have to pay under its existing license agreement with us. The royalty buyout expires on December 31, 2001.
NINE MONTHS ENDED JUNE 30, 2001 AS COMPARED TO THE NINE MONTHS ENDED JUNE 30, 2000.

     Revenue. For the nine months ended June 30, 2001, we had revenues of $128,848, compared to $54,408 for the six months ended June 30, 2000. The increase in revenue is primarily attributable to a royalty buyout agreement we entered into with one of our largest licensees, wherein we received $70,000 for a royalty buyout through December 31, 2001.

     Net Income. For the nine months ended June 30, 2001, we earned a net income of approximately $7,314, compared with a net loss of $11,492 for the nine months ended June 30, 2000, an increase of approximately $18,806. The increase in net income was primarily attributable to the royalty buyout agreement.

     General and Administrative Expenses. For the nine months ended June 30, 2001, we had general and administrative expenses of approximately $115,525 or approximately 90% of our total revenue, compared to $50,918 for the nine months ended June 30, 2000, which was approximately 94% of our total revenue. The increase in general and administrative expenses has been primarily a result of our efforts to file this registration statement and preparing for becoming a public company.

     Research and Development. All research and development expenses are a part of our general and administrative expenses.

     Interest Expense. For the nine months ended June 30, 2001, interest expense was $9,239, compared with $16,420 for the nine months ended June 30, 2000, a decrease of $7,181. The decrease in interest expense is a result of our reduction in our long-term notes payable from $235,807 as of September 30, 2000 to $170,483 as of June 30, 2001.

COMPARISON OF YEARS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 30, 1999

     Revenue. For the year ended September 30, 2000, we had revenues of $68,577, compared to $109,400 for the previous year. The decrease in revenue was a result of the decreased sales of our Executor product, primarily due to its limitation of only emulating the 680x0 processors which Apple had already discontinued using.

     General and Administrative Expenses. General and administrative expenses were $115,459 for the year ended September 30, 2000, compared with $78,187 for the previous year, an increase of $37,272. The increase in general and administrative expenses is primarily attributable to increasing first level technical support from part-time to full-time.

     Net Loss. For the year ended September 30, 2000, we incurred a net loss of approximately $67,443, compared with a net income of $10,930 for the year ended September 30, 1999, a decrease of approximately $78,373. The decrease is primarily attributable to our decreased revenue and increased expenses.

     Research and Development. All research and development expenses are a part of our general and administrative expenses.

MATERIAL CHANGES IN FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

     Since our inception, we have suffered from restricted cash flow. We continue to experience an ongoing working capital deficiency and, since September 30, 2000, cash has come from private sales of our common stock, limited license revenues and a royalty buyout agreement. Although management believes ARDI could continue making small improvements with no other revenue than from licensing and sales of Executor and Carbonless Copies, we will continue to require substantial amounts of capital to meet the demands of our business plan. We are attempting to raise sufficient capital to meet our current obligations and to implement our new business plan. Without ongoing revenues and/or the funding that we are seeking, it is unlikely that we will be able to fully implement our business plan and manage our day-to-day operations.

     Our balance of cash was $769 at June 30, 2001, compared with $0 at September 30, 2000. With such a restrictive cash position we have an immediate need for additional capital.

     Accounts receivable balances increased to $8,870 at June 30, 2001 from $0 at September 30, 2000. The increase is essentially a random fluctuation.

     Accounts payable decreased to $24,201 at June 30, 2001 from $76,423 at September 30, 2000. The decrease of approximately $52,222 is primarily attributable to the conversion of certain accounts to common stock.

     Long-term notes payable decreased to $170,483 at June 30, 2001 from $235,807 at September 30, 2000 as a result of conversion of certain debts to common stock.

     Our auditor's report indicates that there is substantial doubt about our ability to continue as a going concern. We cannot assure you that we will be able to generate internally or raise sufficient funds to continue our operations, or that our auditor's will not issue another going concern opinion. However, since the minimum amount of funds to be raised through this offering are three million dollars ($3,000,000), if successful, we will have approximately twenty times the working capital we have had in our existence. If we fail to raise sufficient additional funds, either through additional financing or continuing operations, we will not be able to execute our current business plan and will have to change our revenue stream to be dependent on sales of consulting services rather than directly selling our products and technology.

     Our consolidated financial statements do not include any adjustments to reflect the possible future affects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from our possible inability to continue our operations.

     We will use any internally generated funds and additional capital from this offering and/or future private placements of equity to meet our obligations and to implement our new strategic direction.

     We do not intend to make material capital expenditures in the short term. However, as discussed above, we will require cash to implement our strategic direction.

     We have an immediate need for additional capital to fund our operations and to remedy our working capital deficit. We are seeking to raise additional capital primarily through this offering. We cannot assure you that we will be able to raise additional funds on acceptable terms, or at all. If we are unable to raise additional capital on a timely basis, our business will be adversely affected and we may not be able to continue as a going concern.

Impact of Inflation

     Increases in the inflation rate are not expected to affect our operating expenses. Although we have no current plans to borrow additional funds, if we were to do so at variable interest rates, any increase in interest rates would increase our borrowed funds.

Seasonality

     Our operations are not affected by seasonal fluctuations, although our cash flows may at times be affected by fluctuations in the timing for large contracts, license fees and royalty payments.

                                 FACILITIES

     We lease office space located at 1650 University Blvd., NE Suite 4-101 Albuquerque, NM 87102. The lease is on a month-to-month basis at approximately $1,200 per month. We believe that our facilities are adequate for our purposes at this time.

            CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Officer/Stockholder Loans

     From time to time we may grant loans to our principal officer and stockholder, Clifford Matthews. All loans made to Mr. Matthews bear interest at a rate of 7% per annum and our due upon demand. As of June 30, 2001 the outstanding loan balance payable to us from Mr. Matthews was $96,308.

                        MARKET PRICE OF COMMON STOCK

     We intend to file for inclusion of our common stock on the NASDAQ; however, there can be no assurance that NASDAQ will approve the inclusion of the common stock. Prior to the effective date of this offering, our common stock was not traded.

     As of September 1, 2001 there were 22 stockholders of our common stock.

                                  DIVIDENDS

     The payment of dividends is subject to the discretion of our board of directors and will depend, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors. We have not paid or declared any dividends upon our common stock since our inception and, by reason of our present financial status and our contemplated financial requirements, do not anticipate paying any dividends upon our common stock in the foreseeable future.

     We have never declared or paid any cash dividends. We currently do not intend to pay cash dividends in the foreseeable future on the shares of common stock. We intend to reinvest any earnings in the development and expansion of our business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by our board of directors, based upon the board's assessment of:
     *    our financial condition;
     *    earnings;
     *    need for funds;
     *    capital requirements;
     * prior claims of preferred stock to the extent issued and outstanding; and
     *    other factors, including any applicable laws.

     Therefore, there can be no assurance that any dividends on the common stock will ever be paid.

                           EXECUTIVE COMPENSATION

     The following table sets forth the cash compensation of our Chief Executive Officer, Clifford T. Matthews for the past two fiscal years 2000 and 1999, and year to date 2001. No other officer or director has received or is anticipated to receive remuneration in excess of $100,000 for fiscal 2001. The remuneration described in the table does not include the cost to us of benefits furnished to the named executive officer, including premiums for health insurance and other benefits provided to individuals that are extended in connection with the conduct of our business. The value of these benefits cannot be precisely determined, but the executive officer named below did not receive other compensation in excess of the lesser of $50,000 or 10% of the officer's cash compensation.

Summary Compensation Table
                                                              Long Term
                               Annual Compensation          Compensation
Name and Principal                         Other Annual  Restricted
     Position      Year   Salary    Bonus  Compensation     Stock    Options
Clifford Matthews,
   President, CEO  2001   $15,000    N/A        N/A          N/A     50,000
   and Director    2000      -$0-    N/A        N/A          N/A       N/A
                   1999      -$0-    N/A        N/A          N/A       N/A

Mr. Matthews has received loans from us in the past which bear interest at 7% per annum and due upon demand. As of June 30, 2001 Mr. Matthews had an outstanding loan balance in the amount of $96,308. For the years ended September 30, 2000 and 1999, Mr. Matthews had an outstanding loan balance of $70,126 and $70,677 respectively.

Compensation Committee Interlocks and Insider Participation

     We do not currently have a compensation committee of the board of directors. However, the board of directors intends to establish a compensation committee, which is expected to consist of three inside directors and two independent members.

Stock Option Plan and Non-Employee Directors' Plan

     The following descriptions apply to stock option plans which we adopted in March of 2001; 172,700 options have been granted as of the date of this prospectus.

     We have reserved for issuance an aggregate of 2,500,000 shares of common stock under our 2000/2001 Stock Option Plan and Non-Employee Directors' Plan. These plans are intended to encourage directors, officers, employees and consultants to acquire ownership of common stock. The opportunity so provided is intended to foster in participants a strong incentive to put forth maximum effort for our continued success and growth, to aid in retaining individuals who put forth such efforts, and to assist in attracting the best available individuals to us in the future.

Stock Option Plan

     Officers (including officers who are members of the board of directors), directors (other than members of the stock option committee to be established to administer the stock option plan and the directors' plan) and other employees and consultants and its subsidiaries (if established) will be eligible to receive options under the planned stock option plan. The committee will administer the stock option plan and will determine those persons to whom options will be granted, the number of options to be granted, the provisions applicable to each grant and the time periods during which the options may be exercised. No options may be granted more than ten years after the date of the adoption of the stock option plan.

     Non-qualified stock options will be granted by the committee with an option price equal to the fair market value of the shares of common stock to which the non-qualified stock option relates on the date of grant. The committee may, in its discretion, determine to price the non-qualified option at a different price. In no event may the option price with respect to an incentive stock option granted under the stock option plan be less than the fair market value of such common stock to which the incentive stock option relates on the date the incentive stock option is granted.

     Each option granted under the stock option plan will be exercisable for a term of not more than ten years after the date of grant. Certain other restrictions will apply in connection with this plan when some awards may be exercised. In the event of a change of control (as defined in the stock option plan), the date on which all options outstanding under the stock option plan may first be exercised will be accelerated. Generally, all options terminate 90 days after a change of control.

Option Grants

     The board of directors adopted and the stockholders approved the adoption of our 2000/2001 stock option plan pursuant to which incentive stock options or nonstatutory stock options to purchase up to 2,500,000 shares of common stock may be granted to employees, directors and consultants. Pursuant to the plan we granted stock options as follows:

     Date Granted              Exercise Price           Number of Shares
March 23, 2001
                Granted            $1.25                             172,700
              Exercised              -                                   -0-
              Cancelled              -                                   -0-
Total outstanding                  $1.25                             172,700

Transfer Agent

     The transfer agent for the common stock is Pacific Stock Transfer, 5844
S. Pecos Road, Suite D, Las Vegas, Nevada 89120.

                       SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of restrictions on resale, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Upon completion of this offering, we will have outstanding an aggregate of 3,389,770shares of common stock, assuming:

          *    the maximum offering of 1,000,000 shares is achieved, and
          * no exercise of options to purchase 172,700 shares of common stock outstanding as of the date of this prospectus.

     Of these shares, the 1,000,000 shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 2,389,770 shares of common stock held by our existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act. As a result of the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows:

          * 146,000 restricted shares will be eligible for immediate sale on the date of this prospectus;
          * 111,200 restricted shares will be eligible for sale 90 days after the date of this prospectus; and
          * the remainder of the restricted shares will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods, subject to restrictions on sales by affiliates and other vesting provisions.

     In general, under Rule 144 as currently in effect, beginning 90 days after the Effective Date, an affiliate of ARDI, or person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year will be entitled to sell in any 90 day period a number of shares that does not exceed the greater of:

          * one percent (1%) of the then outstanding shares of our common stock; or
          * the average weekly trading volume of our common stock on the NASDAQ during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the SEC.

     Sales pursuant to Rule 144 are subject to requirements relating to manner of sale, notice, and the availability of current public information about us. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ARDI at any time during the 90 days immediately preceding the sale and who has beneficially owned restricted shares for at least two years is entitled to sell these shares under Rule 144(k) without regard to the resale limitations.

     An employee, officer or director of or consultant to ARDI who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits Affiliates and non-Affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this prospectus. In addition, non-Affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.
                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                   ON ACCOUNTING AND FINANCIAL DISCLOSURE

     We have engaged the services of Weaver & Martin, LLP of Kansas City, Missouri to provide an audit of our financial statements for the years ended September 30, 1999 and September 30, 2000. This was our first auditor. We have no disagreements with our auditor through the date of this prospectus.

                                    ARDI

                        INDEX TO FINANCIAL STATEMENTS

INDEPENDENT AUDITORS' REPORT                                  F-1
BALANCE SHEET                                                 F-2
STATEMENT OF OPERATIONS                                       F-3
STATEMENT OF CASH FLOWS                                       F-4
STATEMENT OF SHAREHOLDERS' DEFICIT                            F-5
NOTES TO FINANCIAL STATEMENTS                              F-6-10


             (THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK)

                      Report of Independent Accountants

Stockholders and Directors
Abacus Research & Development, Inc.

We have audited the accompanying balance sheet of Abacus Research & Development, Inc. as of September 30, 2000 and 1999, and the related statements of operations, stockholders' deficit, and cash flows for the years ended September 30, 2000 and 1999. These financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As   discussed  in  Note  7  to  the  financial  statements,  authorized  and outstanding shares of common stock have been retroactively restated with respect to the forward stock split in July 2000.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Abacus Research &
Development, Inc. as of September 30, 2000 and 1999, and the related statements of operations, stockholders' equity (deficiency), and cash flows for the years ended September 30, 2000 and 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and is dependent upon the continued sale of its securities or obtaining debt financing for funds to meet its cash requirements. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                            Weaver & Martin, LLC

Kansas City, Missouri
December 14, 2000

Abacus Research & Development, Inc.
Balance Sheet

                                      June 30,           September 30,
Assets                                  2001          2000          1999
                                     (unaudited)
Current assets:
 Cash                              $         769  $          0 $            0
 Accounts receivable                       8,870             0              0
                                     ------------     ---------     ----------
                                           9,639             0              0
                                     ------------     ---------     ----------
Property, Plant, & Equipment:
 Equipment                                40,029        40,029         35,951
 Less: Accumulated depreciation           36,608        35,015         31,861
                                     ------------     ---------     ----------
                                           3,421         5,014          4,090
                                     ------------     ---------     ----------
Other assets:
 Other assets                                558           558            558
 Due from shareholder                     96,308        70,126         70,677
                                     ------------     ---------     ----------
                                          96,866        70,684         71,235

                                   $     109,926  $     75,698 $       75,325
                                     ============     =========     ==========
Liabilities and Stockholder's
Deficit
Current liabilities:
 Accounts payable                  $      24,201  $     76,423 $       30,500

Other liabilities:
 Notes payable, long-term                170,483       235,807        213,913
                                     ------------     ---------     ----------
                                         194,684       312,230        244,413
                                     ------------     ---------     ----------
Contingencies and Commitments
Stockholders' deficit:
 Common stock, $.001 par,
5,000,000 shares
 authorized; 1,146,000 shares
issued and
 outstanding as of September 30,
2000
 and 1999; 2,393,770 issued and
 outstanding as of June 30, 2001           2,394         1,146          1,146
 Additional paid in capital              248,566       105,354        105,354
 Retained deficit                      (335,718)     (343,032)      (275,588)
                                     ------------     ---------     ----------
                                        (84,758)     (236,532)      (169,088)
                                     ------------     ---------     ----------
                                   $     109,926  $     75,698 $       75,325
                                     ============     =========     ==========
See notes to financial statements.

Abacus Research & Development, Inc.
Statement of Operations

                                  Nine Months Ended
                                      June 30,           Year Ended September
                                                                  30,
                                  2001        2000         2000        1999
                                     (unaudited)
Revenue:
  Sales and contract income   $  128,848  $      54,408 $    68,577 $  109,400


Expense:
  Depreciation                      1,593         2,366       3,154    3,227
  General and administrative      115,525        50,918     115,459    78,187
 expenses

                                 117,118        53,284     118,613     81,414

Income ( loss ) from              11,730         1,124    (50,036)     27,986
operations

Other income ( expense ):
  Interest and miscellaneous        4,823         3,804       4,975    3,525
 income
  Interest expense                (9,239)      (16,420)    (22,382)    (20,581)

                                  (4,416)      (12,616)    (17,407)    (17,056)

Net Income ( loss )          $    7,314  $    (11,492) $  (67,443) $   10,930
                                =========    ==========   =========    =========
Basic and diluted earnings   $     0.00  $      (0.01) $    (0.06) $   0.01
per share
                                =========    ==========   =========    =========
Weighted average shares         2,012,686     1,146,000   1,146,000    1,146,000
outstanding
                                =========    ==========   =========    =======



See notes to financial
statements.

Abacus Research & Development, Inc.
Statement of Cash Flows
                                        Six Months Ended        Year Ended
                                            June 30,          September 30,
                                         2001      2000      2000       1999
                                            (unaudited)
Cash flows from operating
activities:
Net Income (loss)                    $    7,314 $ (11,492) $ (67,443) $ 10,930

Adjustments to reconcile net income
(loss) to cash
   used by operating activities:
Depreciation and amortization             1,593     2,365     3,154      3,227
Changes in operating assets and
liabilities:
Accounts receivable                      (8,870)     (740)         0          0
Due from shareholder                    (26,182)   (5,452)       550   (37,839)
Accounts payable                        (52,222)       716    45,924      4,088
                                        --------   -------   -------   --------
Cash used in operating activities       (78,367)  (14,603)  (17,815)   (19,594)
                                        --------   -------   -------   --------
Cash flows from investing
activities:
Acquisition of property and                    0   (1,529)   (4,079)          0
equipment
                                        --------   -------   -------   --------
Cash used in investing activities              0   (1,529)   (4,079)          0
                                        --------   -------   -------   --------
Cash flows from financing
activities:
Sale of common stock                     144,460         0         0          0
Increase in notes payable               (65,325)    16,420    21,894     19,414
                                        --------   -------   -------   --------
Cash provided by financing                79,135    16,420    21,894     19,414
activities
                                        --------   -------   -------   --------

Increase (decrease) in cash                  769       288         0      (180)

Cash, beginning                                0         0         0        180
                                        --------   -------   -------   --------
Cash, ending                         $      769 $      288 $        0 $       0
                                        ========   =======   =======   ========

Supplement cash flow information:
Cash paid for interest               $        0 $        0 $        0 $       0
                                        ========    ========    ======= ========


See notes to financial statements.

Abacus Research & Development, Inc.
Statement Of Shareholders' Deficit
                         Common Stock     Contributed  Retained     Total
                         Shares   Amount    Capital    Deficit      Equity
Balance, October 1,     1,146,000 $1,146     $105,354 $(286,518)  $(180,018)
1998

Net income for the              0      0            0     10,930      10,930
year
                        --------- ------  ----------- ----------  ----------
Balance, September 30,  1,146,000  1,146      105,354  (275,588)   (169,088)
1999

Net loss for the year           0      0            0   (67,443)    (67,443)
                        --------- ------  ----------- ----------  ----------
Balance, September 30,  1,146,000  1,146      105,354  (343,032)   (236,532)
2000

The following
information for the
   nine months ended
June 30, 2001
   is unaudited

Sales of common stock      22,000     22       27,478          0      27,500

Common stock issued in
exchange
   for services           123,700    124       16,613          0      16,737

Common stock issued in
exchange
   for payables         1,102,070  1,102       99,121          0     100,223

Net income for the
nine months
  ended June 30, 2001           0      0            0      7,314       7,314
                        --------- ------  ----------- ----------  ----------
Balance June 30, 2001   2,393,770 $2,394     $248,566 $(335,718)   $(84,758)
                       =========  ======  =========== ==========  ==========





See notes to financial statements

1.   The Company and Significant Accounting Policies

     Nature of Operations
          Abacus Research & Development, Inc. (ARDI) was incorporated in Delaware on June 30, 1989. The Company was formed to research and develop computer emulation and reverse-engineered software. ARDI uses clean-room techniques to re-implement the 1,200 core Macintosh OS and toolbox routines. This allows ARDI to sell software that allows Macintosh applications to run on machines that don't contain Apple's intellectual property.

     Use of Estimates
          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and notes. Actual results could differ from those estimates, but management does not believe such differences will materially affect the Company's financial position, results of operations, or cash flows.

     Cash Equivalents
          The Company's cash equivalents consist principally of any financial instrument with maturities of generally three months or less.

     Equipment
          Equipment is carried at cost. Depreciation is on the straight line and accelerated methods, based on the useful life of the asset. As of September 30, 2000, all equipment is being depreciated over five years.

          Maintenance and repairs are charged to operations as incurred.

     Basis of Accounting
          The Financial statements are presented on the accrual basis of accounting. Under this method, revenues are recognized in the accounting period in which they are earned and expenses are recognized in the accounting period in which the liability is incurred.

     Revenue Recognition
          The company recognizes revenue on product sales when shipped.

     Income Taxes
          The Company accounts for its income taxes using Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which requires recognition of deferred tax liabilities and assets for expected future tax consequences of events that have been included in the financial statements of tax returns. Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     Estimated Fair Value of Financial Instruments
          The information set forth below provides disclosure of the estimated fair value of the Company's financial instruments presented in accordance with the requirements of Statement of

          Financial Accounting Standards (SFAS) No. 107. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2000. Since the reported fair values of financial instruments are based upon a variety of factors, they may not represent actual values that could have been realized as of September 30, 2000 or that will be realized in the future.

          The respective carrying value of certain on-balance sheet financial instruments approximated their fair values. These financial instruments include cash, due from shareholder, and notes payable. Fair values were assumed to approximate carrying values for these financial instruments since they are short-term in nature and their carrying amounts approximated fair values or they are receivable or payable on demand.

     Concentrations of Credit Risk
          Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. At various times during the year, the Company may have cash balances in excess of federally insured limits. The Company maintains its cash, which consists primarily of demand deposits, with high quality financial institutions, which the Company believes, limits risk.

     Earnings Per Share
          The Company computes loss per share in accordance with SFAS No. 128, Earnings Per Share. This standard requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the diluted earnings per share computation.

          Net loss per common share (basic and diluted) is based on the net loss divided by the weighted average number of common shares outstanding during the year.

     New Accounting Pronouncements
          In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. SFAS No. 133 requires that derivative instruments used to hedge be identified specifically to assets, liabilities, unrecognized firm commitments or forecasted transactions. The gains or losses resulting from changes in the fair value of derivative instruments will either be recognized in current earnings or in other comprehensive income, depending on the use of the derivative and whether the hedging instrument is effective or ineffective when hedging changes in fair value or cash flows. This Statement, as amended, is effective for fiscal years beginning after June 15, 2000. Management believes that the adoption of this Statement will not have a material effect on the Company's consolidated financial position, results of operations or cash flows.

          In March 1998, the American Institute of Certified Public Accountants (AICPA) issued SOP 98-I, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". This SOP provides guidance on accounting for certain costs in connection with obtaining or developing computer software for internal use and requires that entities capitalize such costs once certain criteria are met. The Company adopted SOP 98-I as of January 1, 1999. The adoption of this SOP did not have a material effect on the Company's consolidated financial position, results of operations or cash flows.

          In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities". This SOP requires that entities expense start-up costs and organization costs as they are incurred. The Company adopted SOP 98-5 as of January1, 1999. As the Company has expensed these costs historically, the adoption of this SOP did not have a material effect on the Company's consolidated financial position, results of operations or cash flows.

          In November 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 100, "Restructuring and Impairment Charges". In December 1999, the SEC issued SAB No. 101, "Revenue Recognition in Financial Statements". SAB No. 100 expresses the views of the SEC staff regarding the accounting for and disclosure of certain expenses not commonly reported in connection with exit activities and business combinations. This includes the accrual of exit and employee termination costs and the recognition of impairment charges. SAB No. 101 expresses the views of the SEC staff in applying accounting principles generally accepted in the United States to certain revenue recognition issues. The Company does not anticipate that these SAB's will have a material impact on its financial position, results of operations or cash flows.

2.   Going Concern Matters
          The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

          It is management's plan to finance its operations for the foreseeable future primarily with proceeds from capital contributed by shareholders and to explore other financing options in the investment community. However, there can be no assurance that these sources will provide sufficient cash inflows to enable the Company to achieve its operational objectives.

3.   Notes Payable
          Notes payable consist of notes with interest rates ranging from 8% to 20%, totaling:

               June 30, 2001 (unaudited)     $170,483
               September 30, 2000            $235,807
               September 30, 1999            $213,913

          The notes are payable upon demand. Interest expense related to the notes was $22,400 and $20,600 for the years ended September 30, 2000 and 1999. As Of September 30, 2000, the accrued interest totaling $81,807 has been added to the notes. As of June 30, 2001

          (unaudited), accrued interest totaling $91,046 has been added to the notes.





4.   Due From Shareholder
          The Company has a due from an officer/shareholder in the amount of:

               June 30, 2001 (unaudited)     $96,308
               September 30, 2000       $70,126
               September 30, 1999       $70,677

          Interest income has been accrued at a rate of 7% per annum and added to the balance due. Interest income has been accrued in the amount of $5,000 and $3,500 for the years ended September 30, 2000 and 1999, respectively. $4,823 of interest income has been accrued for the nine months ended June 30, 2001.

5.   Income Taxes
          The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. SFAS No. 109 is an asset and liability approach for computing deferred income taxes.

          As of September 30, 2000, the Company had a net operating loss carryforward for Federal income tax reporting purposes amounting to approximately $343,000 which expire in varying amounts to 2015.

          The components of the deferred tax asset was as follows:

                                      (unaudited)
                                        June 30,        September 30,
                                          2001        2000       1999
          Benefit of net operating      $117,500    $120,000   $110,000
          loss carryforwards
          Less valuation allowance      $117,500    $120,000   $110,000
          Net deferred tax asset           --          --         --

          Sufficient uncertainty exists regarding the realizability of  these
          operating   loss  carryforwards  and,  accordingly,   a   valuation
          allowance has been established.

6.   Commitments
          The Company leases office space on a month to month basis. Rent expense was $14,400 for the period ended September 30, 2000 and $12,000 for the year ended September 30, 1999.

7.   Shareholders' Equity
          On July 7, 2000, there was a forward split of shares on a 1,000-to-1 basis. The financial statements have retroactive adjustments for the forward split.

          On   July   7,   2000  the  Company  amended  its  Certificate   of
          Incorporation   to   increase  the  authorized  capitalization   to
          5,000,000 shares of common stock with a par value of $.001.

          On   March  20,  2001  the  Company  amended  its  Certificate   of
          Incorporation   to   increase  the  authorized  capitalization   to
          6,000,000 shares of common stock with a par value of $.001.

8.   Subsequent Events
          In October of 2000, the company sold 18,000 shares of common stock for $22,500.

          In October of 2000 and January of 2001, the company exchanged 123,700 shares of common stock for $16,737 in services.

          In January and February of 2001, the company exchanged 1,102,070 shares of common stock for note payables in the amount of $100,223. In March of 2001, the company sold 4,000 shares of common stock for $5,000.

9.   Unaudited Financial Statements
          The financial statements for the nine months ended June 30, 2001 and 2000 are unaudited; however, in the opinion of management, such statements include all adjustments (consisting solely of normal recurring adjustments) necessary to a fair presentation of the financial position, results of operations and changes in financial position of the Company. The results of operations for the nine months ended June 30, 2001 are not necessarily indicative of the results to be obtained for the full fiscal year.

          No  dealer, salesman  or
          any   other  person  has                 $5,000,000
          been  authorized to give
          any  information  or  to                    ARDI
          make  any representation
          other     than     those
          contained    in     this
          prospectus and, if given         ___________________, 2001
          or       made,      such
          information           or
          representation must  not
          be relied upon as having
          been  authorized by  us.
          This prospectus does not
          constitute an  offer  to
          sell  or  a solicitation
          of  any offer to buy any
          security other than  the
          shares  of common  stock
          offered     by      this
          prospectus, nor does  it
          constitute an  offer  to
          sell  or  a solicitation
          of  any offer to buy the
          shares of a common stock
          by    anyone   in    any
          jurisdiction  in   which
          such      offer       or
          solicitation   is    not
          authorized, or in  which
          the  person making  such
          offer or solicitation is
          not  qualified to do so,
          or to any person to whom
          it  is unlawful to  make
          such      offer       or
          solicitation.    Neither
          the   delivery  of  this
          prospectus nor any  sale
          made   hereunder  shall,
          under  any circumstances
          create  any  implication
          that         information
          contained    in     this
          prospectus is correct as
          of  any  time subsequent
          to   the  date  of  this
          prospectus.


             DEALER PROSPECTUS
            DELIVERY OBLIGATION


          Until    the    offering
          termination  date,   all
          dealers   that    effect
          transactions  in   these
          securities,  whether  or
          not   participating   in
          this  offering,  may  be
          required  to  deliver  a
          prospectus. This  is  in
          addition to the dealers'
          obligation to deliver  a
          prospectus  when  acting
          as underwriters and with
          respect to their  unsold
          allotments            or
          subscriptions.
                                             _____________________
                                               TABLE OF CONTENTS
                                                                      Page
                                    Prospectus Summary                 1
                                    Summary Financial Information      2
                                    Risk Factors                       3
                                    Use of Proceeds                    9
                                    Determination of Offering
                                    Price                              10
                                    Dilution                           10
                                    Plan of Distribution               11
                                    Litigation                         12
                                    Management                         12
                                    Principal Stockholders             13
                                    Description of Securities          14
                                    Legal Matters                      14
                                    Experts                            14
                                    Disclosure of Commission
                                    Position on Indemnification
                                    for Securities Act Liabilities     14
                                    Our Business                       15
                                    Management Discussion and
                                    Analysis                           20
                                    Facilities                         23
                                    Certain Relationships and
                                    Related Party Transactions         23
                                    Market Price of Common Stock       23
                                    Dividends                          23
                                    Executive Compensation             24
                                    Shares Eligible for Future
                                    Sale                               26
                                    Changes in and Disagreements
                                    with Accountants                   27
                                    Independent Auditors Report       F-1
                                    Balance Sheet                     F-2
                                    Statement of Operations           F-3
                                    Statement of Cash Flows           F-4
                                    Statement of Stockholders'
                                    Equity                            F-5
                                    Notes to Financial Statements     F-6

PART II:  INFORMATION NOT REQUIRED IN PROSPECTUS

1. Section 145 of the Delaware General Corporation Laws ("DGCL") provides, in relevant part, as follows: "(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any action action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

2. ARDI has provided for indemnification of its directors or officers in its organizing documents.

3. The Registrant may purchase and maintain insurance, at its expense, on behalf of any indemnitee against any liability asserted against him or her and incurred by him or her in such a capacity or arising out of his or her status as a representative of the Registrant, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses to be paid in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

Securities and Exchange Commission registration fee                 $1,250
NASD filing fee                                                          0
Accounting fees and expenses                                         5,000
Legal fees and expenses                                             25,000
Printing fees and expenses                                          15,000
Blue-sky fees and expenses                                           2,750
Transfer agent and registrar fees and expenses                         500
Miscellaneous                                                          500
Total                                                              $50,000

RECENT SALES OF UNREGISTERED SECURITIES

     On October 1, 2000, we issued 577,220 shares of our $0.001 par value common stock in exchange for consulting, employee and contractor compensation valued at $7,372. All of the shares were issued pursuant to Rule 4(2) and/or Rule 701.

     In October 2000, we issued 18,000 shares of our $0.001 par value common stock for cash of $22,500.00 to three individuals known by Clifford Matthews. All of the shares were issued pursuant to Rule 4(2).

     On January 16, 2001, we issued 570,000 shares of our $0.001 par value common stock to Clifford Matthews, our president, for past wages of $11,400. The shares were issued pursuant to Rule 4(2).

     On January 16, 2001, we issued 12,500 shares of our $0.001 par value common stock in exchange for past consulting services valued at $15,625. The shares were issued pursuant to Rule 4(2).

     On February 20, 2001, we issued 6,400 shares of our $0.001 par value common stock for cash of $8,000.00 to our treasurer, Irvin Metelits. The shares were issued pursuant to Rule 4(2).


     On February 20, 2001, we issued 59,650 shares of our $0.001 par value common stock for the repayment of loans in the total aggregate amount of $74,652.50. The shares were issued pursuant to Rule 4(2).

     On March 12, 2001, we issued 4,000 shares of our $0.001 par value common stock for cash of $5,000.00 to two individuals known by Clifford Matthews. All of the shares were issued pursuant to Rule 4(2).

EXHIBITS

     The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

UNDERTAKINGS

A.   The undersigned registrant hereby undertakes to:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B.
     (1)  Insofar as indemnification for liabilities arising under the

Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     (2) In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Albuquerque, on September 18, 2001.

ARDI

By: /s/ Clifford T. Matthews
       Clifford T. Matthews, President

Special Power of Attorney

     The undersigned constitute and appoint Clifford Matthews their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form SB-2 Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney in-fact may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature                     Title                    Date

/s/ Clifford Matthews         President, Chief         9/18/2001
Clifford Matthews             Executive Officer,
                              Director

/s/ Irvin Metelits            Treasurer                9/18/2001
Irvin Metelits

/s/ Michael Angst             Director                 9/18/2001
Michael Angst

/s/ Leonard Hall              Director                 9/18/2001
Leonard Hall





EXHIBIT INDEX

3-i-a* Certificate of Incorporation of Abacus Research & Development, Inc. filed on June 30, 1989.

3-i-b* Amended Certificate of Incorporation of Abacus Research & Development, Inc. filed on July 7, 2000.

3-i-c* Amended Certificate of Incorporation of Abacus Research & Development, Inc. filed on March 20, 2001.

3ii*      Bylaws of Abacus Research & Development, Inc.

5.1*      Opinion of Stoecklein Law Group

23.1*     Consent of Weaver & Martin, LLC

23.2*     Consent of Stoecklein Law Group

99*       2001 Abacus Research & Development, Inc. Master Stock Option Plan

_________________________
*    Filed herewith